Exhibit 10.5

MINERAL PROPERTY ACQUISITION AGREEMENT

THIS AGREEMENT is made the 9 day of June, 2022.

BETWEEN:

Mae de Graff, an individual resident at Snow Lake, in the Province of Manitoba (the “Vendor”)

AND:

Foremost Lithium Resources & Technology Ltd., a corporation incorporated under the laws of the Province of British Columbia having a registered office at 2500 - 700 West Georgia Street, Vancouver B.C. V4L 2K8 (the “Purchaser”)

WHEREAS:

A	The Vendor is the beneficial owners of a 100% right, title and interest in and to those certain undersurface mineral rights comprising Manitoba Mineral Disposition No. MB3530 and more particularly described and illustrated in Schedule “A” attached hereto (the “Property”), located within the Province of Manitoba;

B	The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor, all right, title and interest in and to the Property, subject only to the NSR Royalty (as defined herein) in accordance with the terms and conditions hereinafter set forth

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Purchaser to the Vendor and for other good and valuable consideration, the receipt and sufficiency whereof the Vendor hereby acknowledge, THE PARTIES HERETO AGREE AS FOLLOWS:

1.             Definitions

1.1           In this Agreement the following expressions shall, where the context so admits, bear the meaning respectively set opposite them:

(a)	“Acquisition Period” The period during the term of this Agreement from the date hereof to and including the Closing Date.

(b)	“Agreement” This Agreement, as the same may be amended, supplemented or modified from time to time.

(c)	“Closing Date” That date which is the first day on which all of the Purchase Price has been paid.

(d)	“Net Smelter Returns” has the meaning as defined in Schedule “B” attached hereto;

(e)	“NSR Royalty” The royalty on Net Smelter Returns from time to time payable to the Vendor pursuant to section 6 of this Agreement;

(f)	“Parties” The parties to this Agreement consist of the Vendor and the Purchaser;

(g)	“Purchase Price” The consideration specified in Subsection 3.2 hereof for the purchase of the Property by the Purchaser.

(h)	“Royalty” The 2% NSR Royalty;

2.             Representations and Warranties of the Purchaser and the Vendor

2.1           The Purchaser hereby represents and warrants to the Vendor as follows:

(a)	the Purchaser has the capacity to enter into, execute and deliver this Agreement and to acquire the Property from the Vendor and to hold the Property;

(b)	neither the execution of this Agreement nor its performance by the Purchaser will result in:

i             the breach of, or constitute a default under, any term or provision of any agreement to which the Purchaser is a party or by which the Purchaser is bound to which the Property are or may become subject; or

ii            the violation of any law, rule or regulation applicable to the Purchaser; and

(c)       The Purchaser expressly represents, warrants and acknowledges to the that: (i) the Purchaser has been offered all reasonable opportunity to conduct due diligence with respect to the Property and has had reasonable access to the Vendor, and it is entering into and completing the transaction contemplated herein solely on the basis of its own independent judgment, having regard to such due diligence; and (ii) the Purchaser has the technical and legal capacity to independently evaluate the present, and potential future, legal, financial, operational and environmental risks and liabilities that are or may be associated with, or that may flow from the decision to purchase, the Property, on an as is, where is basis (subject to the terms of this Agreement), and that the Purchaser shall bear all risks associated with the Property including risks associated with the ownership, occupation, operation and quality thereof, from and after the Closing, except as expressly stated otherwise herein.

2.2           The representations and warranties contained in subsection 2.1 are provided for the exclusive benefit of the Vendor, and a breach of any one or more thereof may be waived by the Vendor, in whole or in part, at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.3           The Vendor hereby represents and warrants to the Purchaser as follows:

(a)	the Vendor is, and at the time of transfer to the Purchaser of the Property will be, the beneficial owner of a 100% undivided right, title and interest in and to the Property;

(b)	other than as set forth in this Agreement, neither the Vendor nor, to the best of its knowledge without having made specific inquiry, any predecessor in interest or title of the Vendor to the Property has done anything whereby the Property may be encumbered or subject to any liability or adverse interest of any nature or kind; and

(c)	the Vendor currently owns or controls zero (0) common shares of the Purchaser and zero (0) securities convertible into, or exercisable to acquire common shares of the Purchaser.

2.4           The representations and warranties contained in subsection 2.3 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

3.             Acquisition of the Property

3.1           The Vendor, subject to the terms hereof, hereby agree to sell to the Purchaser and, on the Closing Date, to transfer to the Purchaser, a 100% undivided right, title and interest in and to the Property free from all liens, mortgages, charges, pledges, encumbrances, other than the NSR Royalty, (each, a “burden”) with all rights now or thereafter attached thereto. If the Purchaser should notify the Vendor in writing of any burden or burdens against the Property in favor of any Vendor, existing as at the Closing Date then the Vendor shall, after ascertaining the validity thereof, which shall be prosecuted in good faith, and in any event within a reasonable period of time after notification thereof by the Purchaser, attend to the discharge of such burden or burdens at their own expense, or will indemnify the Purchaser against the same; provided that the extent of any indemnification under this Agreement by any Vendor will be limited to the consideration received by such Vendor pursuant to this Agreement.

3.2           The Purchaser agrees to purchase the Property from the Vendor and pay the consideration hereinafter specified.

3.3           The Purchaser shall pay to the Vendor on the Closing Date, a cash payment in the amount of $8,000, and issue to the Vendor an aggregate of 18,181 common shares of the Purchaser at a deemed price of $0.33 per common share.

3.4           The Vendor hereby acknowledges that the Purchaser’s ability to issue the common shares contemplated under paragraph 3.3 above, below is subject to the applicable securities laws and, if applicable, the policies rules and regulations of the Canadian Securities Exchange upon which the Purchaser’s common shares are listed, and that the common share issued to the Vendor will be subject to resale restrictions imposed by the applicable securities laws and, if applicable, stock exchange requirements, which will require that a restrictive legend be placed on share certificates delivered to the Vendor under this Agreement restricting trading in such common shares for at least four months and one day from the date of issuance, and the Vendor covenants and agrees with the Purchaser to abide by all such resale restrictions.

4.             Registration and Transfer of Property

4.1           On the Closing Date, the Vendor shall, at the Purchaser’s expense, execute and deliver to the Purchaser such transfer documents (hereinafter referred to as the “Property Transfer Documents”) as the Purchaser may reasonably deem necessary to assign, transfer and assure to the Purchaser, good, safe and marketable holding and title to 100% undivided right, title and interest, subject to the NSR Royalty in and to the Property which said royalty interest shall be registered on the record of the Property at the time of and in series with the Transfer (as defined below). For greater certainty, the Vendor, at the Purchaser’s reasonable expense, shall prepare all required Property Transfer Documents, (the “Transfer”) and on the Closing Date shall execute Transfer, and, at the Purchaser’s reasonable expense, shall complete all registrations, filings and payments associated therewith necessary to effect the transfer of the Vendor’s interest in and to the Property from the Vendor to the Purchaser in accordance herewith.

5.             Right of Entry

5.1           Throughout the Acquisition Period, the directors and officers of the Purchaser and its employees, servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Purchaser in its sole discretion may determine advisable;

(d)	bring upon and erect upon the Property buildings, plant and machinery as the Purchaser may deem advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purpose of obtaining assays or making other tests.

Provided further, that prior entry unto the Property the Purchaser shall indemnify the Vendor for all activities of and for and behalf of the Purchaser on the Property during the Acquisition Period.

6.             NSR Royalty

6.1           Upon the Commencement of Commercial Production (as defined in Schedule “B”), the Purchaser shall pay to the Vendor the NSR Royalty, being equal, in aggregate, to 2% of the Net Smelter Returns (as defined in Schedule “B”), on the terms and conditions as set out in this Section and Schedule “B” hereto, such terms and conditions to be finalized in a formal royalty agreement in accordance with Article 6 hereof and in the form of Schedule “B” hereto prior to the Commencement of Commercial Production.

6.2           Installments of the NSR Royalty payable shall be paid by the Purchaser to the Vendor immediately upon the receipt by the Purchaser of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Property. The Purchaser will estimate in good faith the amount of the NSR Royalty and pay the NSR Royalty based on such estimate.

6.3           No later than March 1st of each calendar year, commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Purchaser relating to operations on the Property and the statement of operations, which shall include the statement of calculation of NSR Royalty for the year last completed, shall be audited by the auditors of the Purchaser at its expense and delivered to the Vendor. The Vendor shall have 45 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct and unimpeachable thereafter.

6.4           If such audited financial statements disclose any overpayment of NSR Royalty by the Purchaser during the fiscal year, the amount of the overpayment shall be deducted from future installments of NSR Royalty payable.

6.5           If such audited financial statements disclose any underpayment of NSR Royalty by the Purchaser during the year, the amount thereof shall be paid to the Vendor together with interest accruing from the original due date for the payment of the said underpaid royalty at the prime rate plus two (2%) percent of the Purchaser’s principal banker forthwith after determination thereof.

6.6           The Purchaser agrees to maintain for each mining operation on the Property, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Property, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and the Vendor or its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of NSR Royalty payments to be made by the Purchaser to the Vendor pursuant hereto. The Vendor shall have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

6.7           In the event the Vendor considers that an underpayment of the NSR Royalty has been made, the Vendor at any time may audit the books of the Purchaser relating to production and the sale of product from the Property at their own expense. If such audit determines that there has been an underpayment of 3% or more, the Purchaser will pay all costs of said audit, and will pay the amount of the underpayment together with interest of two (2%) per month on the underpaid amount from the date it should have been paid to the date of payment.

7.             General

7.1           This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

7.2           The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever. No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

7.3           No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

7.4           The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

7.5           Time shall be of Essence in this Agreement.

7.6           This Agreement shall be construed in accordance with the laws in force from time to time in the Province of Manitoba and the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of Manitoba..

7.7           This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.8           Neither Party may assign or otherwise transfer all or part of its interest in and to this Agreement to any third party without prior written consent of the of the other Party. Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other party, to be bound by this Agreement and the NSR Royalty.

7.9           The parties may execute this Agreement in counterparts and deliver same by separate photocopies, facsimile, scan, or other electronic format, each being deemed to be an original and such counterparts, if any, being deemed to form one and the same instrument bearing the date set forth above notwithstanding the date of actual execution.

7.10        All notices, reports or other communications required or permitted by this Agreement shall be deemed to have been properly given and delivered when delivered in writing by electronic mail or by delivery by courier or by hand with all delivery charges fully prepaid and addressed to the Parties, respectively, as follows:

To the Vendor at:

Attention:	Mae de Graff

PO Box 1428
442 Commerce St. E.

Neepawa, Manitoba ROI 1H0

E-mail:	maedegraff@gmail.com

To Purchaser at:

Attention:	CEO

Suite 2500 - 700 West Georgia Street.
Vancouver, BC V7Y 1B3

E-mail:	info@foremostlithium.com

or to the latest known address of the party concerned, as furnished to the other.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

FOREMOST LITHIUM SOURCES & TECHNOLOGY LTD.

Per:	/s/ Scott Taylor
Authorized Signatory

/s/ Mae de Graff

MAE DE GRAFF

SCHEDULE “A”

THIS IS SCHEDULE “A” to the Mineral Property Acquisition Agreement made as of the __9_ day of June, 2022

“THE PROPERTY”

Claim Name	Claim Number	Claim Type	Area	Staked Date	Good To Date
JOL	MB3530	Mining Claim	25 ha	2005.05.19	2022.07.18

SCHEDULE “B”

THIS IS SCHEDULE “B” to the Mineral Property Acquisition Agreement made as of the _9_ day of June 2022.

NET SMELTER RETURNS

1.             For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	“Commencement of Commercial Production” means the last day of the first period of 30 consecutive days during which ore has been shipped (excluding bulk sampling) from the Property for the purpose of earning revenue, but no period of time during which ore or concentrate is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial Production.

(b)	“Net Smelter Returns” shall mean the gross proceeds received by the Purchaser in any year from the sale of Product from the mining operation on the Property, less successively:

(i)	the cost of transportation of such Product to a smelter or other place of treatment, and

(ii)	smelter and treatment charges; and

(iii)	Product sales taxes.

(c)	“Ore” shall mean any material containing a mineral or minerals of commercial economic value mined from the Property; and

(d)	“Product” shall mean Ore mined from the Property and any concentrates or other materials or products derived therefrom, but if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Property, such Ore, concentrates or other materials or products shall not be considered to be “Product” until after they have been so treated.

2.             For the purposes of calculating the amount of NSR Royalty payable to the Vendor hereunder, if, after the Commencement of Commercial Production, the Purchaser sells any Product to one of its subsidiaries or affiliates, and if the sale price of such Product is not negotiated on an arm’s-length basis, the Purchaser shall for the purposes of calculating Net Smelter Returns only and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount which would be sufficient to make such sale price represent a reasonable net sale price for such Product as if negotiated at arm’s length and after taking into account all pertinent circumstances including, without limitation, then current market conditions relating to Ore, concentrates or products similar to such Product.

3.             The Purchaser shall by notice inform the Vendor of the quantum of such reasonable net sale price and, if the Vendor does not object thereto, within 60 days after receipt of such notice, said quantum shall be final and binding for the purposes of this Agreement.

4.             The Purchaser may remove reasonable quantities of Product and rock from the Property for the purpose of bulk sampling and of testing, and there shall be no Royalty payable to the Vendor with respect thereto unless revenues are derived therefrom.

5.             The Purchaser shall have the right to commingle Ore with ore produced from other properties, provided that prior to such commingling, the Purchaser shall adopt and employ reasonable practices and procedures for weighing, determination of moisture content, sampling and assaying, as well as utilize reasonable accurate recovery factors in order to determine the amounts of Products derived from, or attributable to, Ore mined and produced from the Property. The Purchaser shall maintain accurate records of the results of such sampling, weighing and analysis as pertaining to Ore mined and produced from the Property.